Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

NEWPAGE HOLDING CORPORATION

NewPage Holding Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify and set forth:

1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article 4.1 thereof in its entirety and inserting the following in lieu thereof:

“4.1. Authorized Capital Stock. The total number of shares of all classes of shares that the Corporation is authorized to issue is ten (10) shares, consisting of ten (10) shares of common stock, par value one cent ($0.01) per share (“Common Stock”).

Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation’s common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one four million four hundred sixty six thousand five hundred and twenty ninth (1/4,466,529) of a share of common stock, par value $0.01 per share, of the Corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one four million four hundred sixty six thousand five hundred and twenty ninth (1/4,466,529).

2. Section 4.3, “Preferred Stock,” is deleted in its entirety.

3. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the Vice President, General Counsel and Secretary of the Company, does make and file this Amended and Restated Certificate of Incorporation, hereby declaring and certifying that the facts in this document stated are true, and accordingly has hereunto set his hand this 29th day of February, 2008.

NEWPAGE HOLDING CORPORATION

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Office:	Vice President, General Counsel and Secretary